FOR IMMEDIATE RELEASE

Media Contact:
Jonathan Brust
Glowpoint, Inc.
(973) 391-2086
jbrust@glowpoint.com
www.glowpoint.com

Glowpoint Appoints new Board Member
Aziz Ahmad Joins the Glowpoint Board of Directors

HILLSIDE, N.J. June 22, 2006 -- Glowpoint, Inc. (OTC:GLOW.PK), a world leading broadcast-quality, IP-based video managed service provider, announced it has appointed Aziz Ahmad to fill a vacancy on its Board of Directors and to serve as an alternate member on its Audit, Nominating and Compensation Committees. Mr. Ahmad is co-founder and a board member of Netria Systems, a joint venture between Vonair and Broadsoft that develops client management solutions for service providers of converged networks solutions. Mr Ahmad is also the CEO and co-founder of Vonair, a firm focused on developing client applications for the Voice over IP and Video IP wireline and wireless markets, and CEO of UTC Associates, a leading systems and network integration professional services company. He holds B.E. and M.E. degrees in Electrical Engineering from The City College of New York.

“I am thrilled that Aziz had decided to join our team. His experience and understanding of the technology marketplace and his acumen in building solutions for clients will add tremendous value to our company,” said Michael Brandofino, Glowpoint’s President and CEO.

“Recognizing the potential of Glowpoint’s IP focused network and services, I am excited and eager to assist in every way possible to help the company,” said Mr. Ahmad.

About Glowpoint
Glowpoint, Inc. is the world’s leading broadcast quality, IP-based video managed service provider. Glowpoint offers video conferencing, bridging, hosting and IP broadcasting services to enterprises, SOHOs, broadcasters and consumers worldwide. The Glowpoint network spans three continents and carries - on average - more than 60,000 video calls per month worldwide. Glowpoint is headquartered in Hillside, New Jersey. To learn more about Glowpoint, visit us at www.glowpoint.com.

The statements contained herein, other than historical information, are or may be deemed to be forward-looking statements and involve factors, risks and uncertainties that may cause actual results in future periods to differ materially from such statements. These factors, risks and uncertainties include market acceptance and availability of new video communication services; the nonexclusive and terminable-at-will nature of sales agent agreements; rapid technological change affecting demand for our services; competition from other video communications service providers; and the availability of sufficient financial resources to enable us to expand our operations, as well as other risks detailed from time to time in the our filings with the Securities and Exchange Commission.